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                        DEVELOPMENT and LICENSE AGREEMENT

AGREEMENT, made and entered into as of the 4th day of April, 1997, by and between Kyushu Matsushita Electric Co., Ltd., with its offices at 1-62, 4-chome, Minoshima, Hakata-ku, Fukuoka 812, Japan ("KME"), and Digital Radio Communication Corporation, a Corporation having its registered place of business located at 772 East Utah Valley Drive, American Fork, Utah 84003, U.S.A. ("DRI")


                                   WITNESSETH:

WHEREAS, KME is engaged in the design, development, manufacture, marketing and distribution of certain communication products; and

WHEREAS, DRI is engaged in the development of low-cost spread spectrum radio technology (Technology); and

WHEREAS, KME wishes to incorporate the Technology (hereinbelow defined) in the Products (hereinbelow defined) designed by KME.

WHEREAS, DRI represents that it is engaged in the business of, and is fully knowledgeable about the development of the Technology.

WHEREAS, DRI is willing to develop for KME, and KME are willing to have DRI developed for KME, such the Technology for the Products designed by KME, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, the parties agree as follows:

1. DEFINITIONS

For purpose of this Agreement, the following terms shall have the following specific meanings:

"Technology" shall mean low-cost spread spectrum radio technology which conforms to the specifications described in Exhibit-A to be separately agreed upon by the parties hereto with the recited that it is executed pursuant to this Agreement. ("Specification")

"Deliverables" shall mean prototypes, schematics, block diagrams and any other items related to the Technology described in Exhibit-C attached hereto.

"Product" or "Products" shall mean the product incorporated the Technology and connected with telelines to be manufactured, marketed, and distributed by KME.

2. THE SERVICES

KME hereby retain and assign DRI, and DRI hereby accepts the retention and assignment to develop the Technology for use in certain Products designed by KME. The detailed specification and description of the Technology are set forth in Exhibit-A attached hereto and made a part hereof.

3. DEVELOPMENT SCHEDULE

3.1 DRI shall develop the Technology in accordance with the development schedule mutually agreed upon between the parties hereto, which is set forth in Exhibit-B


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     attached hereto ("Development Schedule") and made a part hereof. DRI agrees to fully comply with the Development Schedule, and further agrees that time is of the essence with respect to its performance of this Agreement. In order for KME to keep the Development Schedule, KME shall have the right, at any time during the term of this Agreement, to review DRI's progress in the development of the Technology. DRI agrees to provide KME, from time to time during the term of this Agreement, at the request of KME, with written progress reports concerning the development of the Technology, containing any data any form required by KME. The Development Schedule may be changed only by the written agreement of the both parties to this Agreement.

3.2 In the event that DRI becomes aware or has reason to believe that it is unable to accomplish any stage of the development of the Technology in accordance with the Development Schedule, DRI shall notify KME in writing within (5) days after DRI first becomes aware or comes to believe the same. Upon notification, KME and DRI shall negotiate in good faith to adjust the Development Schedule in order to accommodate DRI's adjusted schedule. However, in no case shall any particular stage or stages of the Development Schedule be extended by more than (30) days. In the event that any particular stage or stages of the Development Schedule is, in fact, delayed for more than such (30) days, the payments to which DRI shall be entitled pursuant to Article 6 of this Agreement shall be reduced by such amount as KME reasonably determine, to be appropriate as a result of the reduction in value to KME of the Technology due to such delay.

4. ADDITIONS CHANGES

     4.1 If, at any time during the term of this Agreement, KME desires to retain and assign DRI to develop any other technology related and in addition to the Technology under this Agreement, KME shall provide DRI with full written particulars of such additions and with such further information as DRI may reasonably require in order to determine whether it wishes to accept such retention and assignment.

     4.2 DRI shall, upon the request of KME, immediately submit to KME a written quotation for such additional work for to the Technology specifying what changes, if any, will be required to the Development Schedule and what adjustments or amendments will be required to the Specification.

     4.3 Upon receipt of such quotation, KME may elect to proceed in accordance with subparagraph (i) or (ii) of this Article, and shall advise DRI of its election within (15) days after the receipt of DRI's written quotation as aforesaid;

          (i) to accept such quotation in principal, in which case the parties shall negotiate to decide the specific terms and conditions of any required amendment to this Agreement, or

          (ii) to withdraw the proposed additions to the Technology, in which case this Agreement shall continue in force unchanged.

     4.4 If, any time during the term of this Agreement, KME wishes to make changes to the Specification or the Technology, DRI shall make such changes. The Development Schedule and Development fees may be amended in writing upon mutual agreement, if necessary.


5. DELIVERABLES AND EVALUATION

     5.1 DRI shall, at its own expense, on or before the date specified in the Development Schedule, provide KME with Deliverables, as well as complete documentation and any other items therefor, as may be required by KME for its acceptance testing/evaluation of the Technology at facility agreed by the parties.

     5.2 Within (60) days after the receipt of the Deliverables and documentation and any

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          other items therefor at the time of the completion of each Milestone by DRI, KME shall conduct evaluation of the Technology whether or not the Technology conforms to the Specification. Upon the request of KME, DRI agrees to corporate with KME's evaluation at free of charge. In the event that the Technology conforms to the Specification, KME shall accept the Technology. In the event that KME decide to reject the Technology, such rejection shall be advised to DRI in writing specifying the reasons for such rejection, KME shall afford DRI one
          (1) reasonable opportunity to correct any identified problems and resubmit at least (1) additional prototype of the Technology and documentation and any other items therefor to KME, at the expense of DRI, for re-evaluation of the Technology. If, after such second evaluation, the parties negotiate and determine in good faith, due to the failure of the Technology to conform to the Specification, then:
          (a) the payments to which DRI shall be entitled pursuant to Article 6 of this Agreement shall be reduced by such amount as the parties negotiate and determine in good faith, to be appropriate as a result of the reduction in value to KME of the Technology due to such failure of the Technology to conform to the Specification. The prototypes and the copies of the documentation and any other items therefor, as delivered to KME, shall become the property of KME pursuant to Article 5 of this Agreement, except as may be otherwise expressly provided herein; or (b) KME shall be entitled to terminate this Agreement, and DRI shall, without prejudice to any other rights and remedies of KME, forthwith refund to KME all development fees previously paid by KME to DRI under this Agreement.

6. DEVELOPMENT FEE AND PAYMENT

     6.1 In consideration to the obligation of DRI to complete the development of the Technology hereunder, KME shall pay to DRI;

          a) by 10th day of the following month after the execution of the Exhibit-A, the sum of ($432,000 US dollars), and,

          b) by 10th day of the following month after sufficiently the completion of KME's evaluation for prototypes set forth in
               Article 5, the sum of ($432,000 US dollars), and,

          c) by October 10th 1997 subject to sufficiently the completion of KME's evaluation for final working samples set forth in Article 5, the sum of ($432,000 US dollars), and

     6.2 KME shall reserve the right to terminate this Agreement if KME decides, at its sole discretion, that the development work made by DRI pursuant to the Development Schedule does not meet the requirement of KME after KME inspects the process of the development at the time of the completion of each Milestone by DRI. Upon termination of the Agreement pursuant to this Article 6.2 hereof, KME shall pay only the development fee due corresponding to the completion of the Milestone by DMI and KME shall be relieved from any obligation to pay further development fee to Developer pursuant to the Development Schedule.
          DRI shall immediately assign or transfer to KME all work completed or in process by DRI in connection with the development of the Technology to the date of such termination.

7. ROYALTIES

     7.1  In consideration of the license granted by DRI to KME described in
          Article 10.6, KME will pay DRI the per-unit royalties (the "Royalties") specified below on the sales of Products by KME. Royalties are payable within thirty (30) days following the end of each calendar quarter (each such period a "Royalty Period") based on Products sold or shipped during such Royalty Period.


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             Units Shipped in Total:               Royalty per Unit:
             -----------------------               -----------------
          For 2 years from the first shipment
          of the Products
             First 600,000 or fewer                  Free of Charge
             600,001 to 1,000,000                    $1.00/unit
             Over 1,000,000                          $0.5/unit
          After 2 years from the first shipment      Free of Charge
          of the Products


     7.2 KME shall keep full, clear and accurate records with respect to all Products sold, hereunder to the extent necessary for making the reports and payments provided for herein for 1 year from last payment of the Royalty.

     7.3 Such records shall be open for inspection, at DRI's expense, by an independent certified public accountant appointed by DRI and acceptable to KME and upon reasonable notice, but not more than once during any calendar year of this Agreement, to examine KME's books and records to the extent reasonably required to verify the statements furnished by KME to DRI pursuant to Article 7.2 hereof, provided, however, that the certified public accountant will be instructed by DRI not to release any of KME's documentation to DRI or confidential business information including, by way of example and without limitation, information as to KME's customers.

     7.4 In the event that Royalties under this Agreement are taxable by the Japanese Government and such tax is required by the Japanese government to be withheld from the Royalties to DRI, KME shall pay such withholding tax to Japanese tax office on behalf of DRI and DRI will receive the net amount as described in Article 7.1 after deducting of such withholding tax.

8. TECHNICAL SUPPORT

     (a) DRI shall make available to KME during DRI's normal business hours, a telephone hotline service, whereby qualified DRI personnel will be available to respond to KME's inquiries with respect to the Technology.

     (1)) Upon KME's request, DRI will make available qualified personnel to meet with KME's personnel, at reasonable intervals, to discuss problems with, or improvements to, the Technology identified by KME.

     (c) The technical support described in this Article 8 shall be provided at DRI's facility free of charge during the execution of this Agreement.

     (d) Except for above (c), the technical support will be provided on mutual agreed terms and conditions.

9. CONFIDENTIALITY

     9.1 The Receiving Party agrees to keep the Confidential Information disclosed to it confidential and to use it only for the purposes described herein, except as the Disclosing Party may otherwise agree in writing.

     9.2 If the Confidential Information is disclosed in writing, it shall be conspicuously labeled as confidential. If the Confidential Information is disclosed orally or in other ephemeral form, it must be specifically designated as Confidential Information at the time of the disclosure and confirmed in writing to be received by the Receiving Party within (20) days of such disclosure.

     9.3 Each party's Confidential Information previously disclosed under the Confidential Disclosure Agreement dated February 20th 1997 ("CDA") shall be included in the Confidential Information described in this
          Article 9.


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     9.4  Access to the Confidential Information received by the Receiving
          Party under this Agreement shall be limited to those employees of the Receiving Party requiring such access for carrying out the purposes of this Agreement. This Agreement shall not be construed to bind or impose obligations upon any other divisions, subsidiaries, business units and/or affiliated companies of Kyushu Matsushita Electric Co., Ltd., other than the fourth Division of KME, except for any of such others that receive access to the Confidential Information of DRI.

     9.5 The Receiving Party will use the same degree of care in keeping the Confidential Information confidential as it uses for its own confidential of a similar nature. The Receiving Party shall not be liable for inadvertent disclosure of the Confidential Information, provided it uses the same degree of care in keeping the Confidential Information confidential as it uses for its own confidential information of a similar nature and, upon discovery of any such inadvertent disclosure of the Confidential Information, the Receiving Party promptly advises the Disclosing Party of the inadvertent disclosure and endeavors to prevent any further inadvertent disclosure.

     9.6 The obligations under this Agreement shall not extend to the Confidential Information that:

          (a) is in the public domain at the time it is disclosed or becomes part of the public domain after disclosure, including, without limitation, disclosure in a U.S. or foreign patent or printed publication, or through the unrestricted sale of products embodying the same; or

          (b) is known to the Receiving Party at the time of its disclosure or becomes known to it without breach of this confidentiality obligations; or

          (c)  is independently developed by the Receiving Party; or

          (d) is disclosed by the Disclosing Party to a third party without restrictions on such third party's rights to disclose or use the same; or

          (e) is disclosed pursuant to judicial order, a requirement of a governmental agency or by operation of law; or

          (f) is approved for release upon the Disclosing Party's prior written consent; or

          (g) is disclosed by the Disclosing Party to the Receiving Party after the notification by the Receiving Party that it will not accept any further Confidential Information in confidence.

     9.7 This Agreement shall be in effect for a period of (2) years from the date hereof, and thereafter all of the obligations hereunder shall cease and neither party shall be under any obligation whatsoever to keep the Confidential Information confidential.

     9.8  The parties agree to terminate the CDA upon the execution hereof.

1O. INTELLECTUAL PROPERTY RIGHTS

     10.1 In the event that either party develops any Proprietary Rights relating to the Technology under this Agreement, such party shall immediately notify in writing the other party of such Rights. "Proprietary Rights" means any worldwide right, title and interest in and to the Technology and in which contained know-how, trade secrets, patents, copyrights, mask works and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

     10.2 Any and all Proprietary Rights that are solely developed by either party under this Agreement shall be solely owned by such party.

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     10.3 Proprietary Rights that are based upon Deliverables and/or jointly developed by the parties hereto under this Agreement shall be owned jointly. Both parties agree that

          (a) the parties have equal beneficial ownership of the jointly owned Proprietary Rights,

          (b) the expenses for application of patents or other intellectual property rights under such jointly owned Proprietary Rights and for maintenance of patents or other intellectual property rights issued therefrom shall be borne equally by the parties,

          (c) each party and Matsushita Electric Industrial Co. Ltd., which is a parent company of KME ("MEI") shall have the right to freely use or exploit the jointly owned Proprietary Rights for any purpose,

          (d) neither party shall grant a license under the jointly owned Proprietary Rights without the prior written approval by the other party, and

          (e) neither party shall assign its interest in the jointly owned Proprietary Rights without the prior written approval of the other party.

     10.4 Notwithstanding Article 10.3 above, DRI acknowledges and agrees that KME will assign MEI its shared rights in the patents (including utility models and design patents) jointly developed and owned by DRI and KME without any further consent of DRI. At the request of KME, DRI shall cooperate with KME in delivering any and all instruments that are reasonably necessary for such assignment of KME's shared rights to MEI.

     10.5 In the event that either party finds it difficult to judge whether certain Proprietary Rights are solely owned by one party or jointly owned, both parties shall meet in good faith to decide the ownership thereof.

     10.6 DRI hereby agrees to grant to KME an irrevocable, world-wide and non-exclusive license to use or authorize the use of any patents copyrights, technical know-how and other intellectual property rights (including Proprietary Rights) of DRI which are or become embodied in the Technology, for KME or its suppliers' manufacture of the Technology, and DRI shall not assert any patent or other such intellectual property rights against KME or its suppliers' marketing of any products incorporating the Technology so manufactured. DRI's obligations under this Article 10 shall survive the termination or expiration of this Agreement.

11.  LIMITATION OF THE USE OF TECHNOLOGY

     DRI hereby agrees that the Technology developed pursuant to this Agreement shall not be supplied to any third party for (2) years after first shipment of the Products. DRI's obligation under this Article 11 shall survive the termination or expiration of this Agreement.

12.  INDEMNITY

     12.1 DRI hereby warrants and represents to KME that the Technology, the documentation and any other items therefor, shall be the original creations of DRI, and will not be copies from the work of any third party, that KME will, pursuant to this Agreement, own or be entitled to the royalty-free license to all proprietary rights (including, without limitation, patent, trademark, trade secrets and copyright rights) in the Technology, such documentation and items therefor. If the Technology, such documentation and items therefor infringes upon the intellectual property rights of any third parties, then DRI hereby agrees to defend, indemnify and hold harmless KME, and its parent, affiliates and subsidiaries, and its successors and assigns, from and against any and all judgments, suits, damages, costs, charges, awards and counsel fees relating to any claim of infringement made by any third parties with respect to the Technology, the documentation and/or items therefor.

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     12.2 DRI's obligations under this Article 12 shall survive indefinitely the termination or expiration of this Agreement.

13.  INDEMNIFICATION

     DRI shall be liable to KME for any and all damages, including and not limited to incidental, consequential or special damages, incurred by KME arising from a breach of DRI's obligations under this Agreement.

14.  TERM OF AGREEMENT

     14.1 This Agreement shall be effective as of the date first set forth above of the execution by the respective parties or the date of approval by the Japanese government, if required, whichever comes later, and continue effective until the date that KME submits the written notice for termination.

     14.2 This Agreement may be terminated by either party upon written notice to the other party without liability;

          (i) in the event of a breach by the other party of any terms and conditions of this Agreement and the failure to cure such breach within sixty (60) days after written notice;

          (ii) in the event that performance of this Agreement by either party shall have been rendered impossible or impractical for a period of two (2) consecutive months by the reason of the happening of one (1) or more events referred to in Article 10 hereof, or

          (iii) at any time

               (a) upon or after the filing by the other party of a petition in bankruptcy or insolvency; or

               (b) upon or after any adjudication that the other party is insolvent; or

               (c) upon or after the filing by the other party of any petition or answer seeking reorganization, readjustment or arrangement of the business of the other party under any law relating to bankruptcy or insolvency; or

               (d) upon or after the appointment of a receiver for all or substantially all of the property of the other party; or

               (e) upon or after the making by the other party of any assignment or attempted assignment for the benefit of creditors, or

               (f) upon or after the institution of any proceedings for the liquidation or winding up of the other party's business or for the termination of its corporate charter.

     14.3 Upon any termination or expiration of this Agreement, KME shall immediately stop all reproduction of the Products. In addition, KME agrees to destroy all reproduction materials delivered to KME by DRI immediately after such termination or expiration, except for necessary materials to use only for the purposes of offering continued maintenance or repair service with respect to Products.

          Notwithstanding anything to contrary in this Agreement, no expiration or termination of this Agreement shall affect or impair the continued validity of any sublicenses granted by KME with respect to units of the Products already shipped by KME, or for which KME has already received a written order from a customer, on and before the date of such termination or expiration.


15.  TERMINATION FOR CONVENIENCE

     KME may, in its sole and absolute discretion, terminate this Agreement, with or without cause, upon (60) days prior written notice to DRI. In the event of any such termination, DRI shall immediately turn over to KME all work completed or in process by DRI in connection with the development of the Technology to the date of such termination, which work and materials shall thereupon become the exclusive property of KME. In consideration for DRI turning over to KME all work completed or in process pursuant to this paragraph, KME may thereupon pay DRI an amount ("Compensation Amount"


                                        7




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     which the parties negotiate and determine in good faith, is adequate compensation to DRI for such work completed or in process.
     Therefore, DRI shall repay KME an amount deducted the Compensation Amount from an amount paid by KME in accordance with Article 6.


16.  INDEPENDENT CONTRACTOR

     16.1 It is expressly understood and agreed that DRI is, and shall at all times during the term of this Agreement be deemed to be, an independent contractor, and nothing in this Agreement shall in any way be deemed or construed to constitute DRI an agent or employee of KME, nor shall DRI have the right or authority to act for, incur, assume or create any obligation, responsibility or liability, express or implied, in the name of, or on behalf of, KME, or to bind KME, in any manner whatsoever. DRI's employees shall be deemed to be the agents, servants and employees of DRI only, and KME shall incur no obligations or liabilities of any kind, nature or sort, express or implied, by virtue of, or with respect to, the conduct or such employees.

     16.2 DRI agrees that KME reserve the right to retain third party independent contractors as necessary in their business discretion to perform the terms of this Agreement.


17.  ASSIGNMENT

     Neither this Agreement, nor any of the rights or interests of DRI hereunder, may be assigned, transferred or conveyed by DRI, by operation of law or otherwise, except upon the express prior written consent of KME.
     Any such assignment, transfer or conveyance bv DRI in violation of this
     Article 17, shall, at the option of KME, void this Agreement.


18.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of Japan.


19.  ENTIRE AGREEMENT

     This Agreement sets forth the entire understanding, and hereby supersedes any and all prior agreements, oral or written, heretofore made, between the parties, with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants, agreements, or understandings, oral or otherwise, express or implied, affecting this Agreement which are not expressly set forth herein. No delay on the part of either party in exercising any of its respective rights hereunder, or the failure to exercise the same, nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement, shall be deemed or construed to operate as a waiver of such rights or acquiescence thereto, except in the specific instance for which it is given. None of the terms, conditions or provisions of this Agreement shall have been held to have been changed, varied, waived, modified or altered, except by a statement in writing signed by all of the parties hereto.


20.  FORCE MAJEURE

     Neither party shall be liable for delay or failure in the performance of this Agreement arising from any of the following matters;

     (i)   Acts of God, or public enemy or war (declared or undeclared);

     (ii) acts of governmental or quasi-governmental authorities, or any political subdivision thereof, or of any department or agency thereof, or regulations or restrictions imposed by law or by court action;

     (iii) acts of persons engaged in subversive activities or sabotage,

     (iv)  fires, floods, explosions or other catastrophes;

     (v)   epidemics or quarantine restrictions;

     (vi) strikes, slowdowns, lockouts or labor stoppages or disputes of any kind;

     (vi)  freight embargoes, or interruption of transportation;


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


     (viii) unusually severe weather; or

     (ix) any other causes, similar or dissimilar, beyond the control of the party concerned; and such party shall give written notice thereof to the other party, and shall use all reasonable endeavors to minimize the period of any such delay or failure. The time for performance by such party shall be extended by the period of any such delay or failure.

21.  INTERPRETATION

     The original text of this Agreement is written in the English language, and the both parties hereto agree that any and all interpretations of this Agreement shall be based upon the original text.

22.  ARBITRATION

     Any disputes arising out of in connection with this Agreement shall be settled amicably. Both parties shall exert their best efforts to reach such amicable settlement. In the event that both parties are unable to reach such amicable settlement, any claim, dispute or controversy arising out of or in connection with this Agreement shall be submitted by the parties to arbitration by the Japan Commercial Arbitration Association under the commercial rules then in effect for that association. Each party shall choose one arbitrator within thirty (30) days of receipt of notice of intent to arbitrate. Within sixty (60) days of receipt of the notice of the intent to arbitrate, the two arbitrators shall choose neutral third arbitrator who will act as chairman. If such two arbitrators fail to choose the third arbitrator within such sixty (60) day period, then the Association shall make such appointment within thirty (30) days thereafter. The decision of the arbitration panel shall be enforceable in any court of competent jurisdiction, and neither party shall object to such decision to be so enforced.

23.  NOTICES

     All notices, reports, requests, acceptance and other communications required or permitted hereunder shall be in writing in English. They shall be deemed given:(i) when delivered personally, (ii) when sent by confirmed telex or facsimile (provided that notice by facsimile is subject to the receiving party's written acknowledgment of receipt thereof) or (iii) five
     (5) days after having been sent by registered mail, postage prepaid. All communication shall be sent to the receiving party's address as set forth below or to such other address as the receiving party may otherwise designate for the purpose of notice as provided in this Article 23.

                   DRI: Mr. Philip Bunker
                              772 East Utah Valley Drive
                              American Fork, UT 84003
                              Tel: 801-763-7600
                              Fax: 801-763-7379

                   KME:       Mr. Hiroshi Yoshinaga
                              Technical Manager
                              Tel: +81-92-477-1149
                              Fax: +81-92-477-1646

24.  GOVERNMENTAL APPROVAL

     Any and all performance of this Agreement by KME shall be fulfilled subject to a required approval by the competent authority of the Japanese Government under the Foreign Exchange and Foreign Trade Control Law of Japan and/or the Japanese governmental administrative guidance if and to the extent from time to time so required.

25.  EXPORT ADMINISTRATION

     For the performance of this Agreement by DRI, DRI shall comply with the applicable export control laws or regulations, and DRI shall be responsible for obtaining any export license required under such laws or regulations with respect to the export of the


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     Technology and/or any information therefor. KME will provide DRI with necessary cooperation for obtaining such export license.

26.  SURVIVAL

     After the expiration or termination of this Agreement for any reason, the
     Article 8, 9, 10, 11, 12, 13, 14, 16, 17, 18, 19, 21, 22, 23, 24, 25 and 26
     shall remain in effect and each party shall perform the obligations and duties pursuant to such Articles.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.


 Kyushu Matsushita Electric Co., Ltd.        Digital Radio Communication
 Fourth Division                             Corporation

  By:  /s/ N. Akamine                        By:   /s/ Phil A. Bunker
       ---------------------------                 ---------------------------


  Name: N. Akamine                            Name: Phil A. Bunker
       ---------------------------                 ---------------------------

  Title Assistant Director                    Title Assistant Director
       ---------------------------                 ---------------------------

  Date  March 31, 1997                        Date  March 31, 1997
       ---------------------------                 ---------------------------





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Exhibit-A: Specifications (TO BE DEFINED BY KME & DRI.)

Exhibit-B: Development Schedule (TO BE DEFINED BY KME & DRI.)

Exhibit-C: Deliverable (TO BE DEFINED BY KME & DRI.)



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